Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made, entered into and effective as of September 1, 2021 (the “Amendment Effective Date”), by and among Astra Space Operations, Inc. f/k/a Astra Space, Inc., a Delaware corporation (the “Company”), and CHRIS KEMP (the “Executive”).

RECITALS

A.
The Company and the Executive entered into that certain Employment Agreement (the “Employment Agreement”) on February 1, 2021, to be effective as of the Closing Date (as defined in the Business Combination Agreement by and between Holicity Inc., Holicity Merger Sub Inc. and the Company, dated February 1, 2021.

B.
The Closing Date was June 30, 2021.

C.
The Company and the Executive desire to amend certain terms and provisions of the Employment Agreement as more fully set forth in this Amendment.

D.
Capitalized terms used, but not defined, in this Amendment shall have the meanings ascribed to those terms in the Employment Agreement.

AGREEMENT

In consideration of the foregoing recitals, the mutual promises and covenant set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.
Amendments to Article 2 of the Employment Agreement.

a.
A new section 2.4 is hereby added and incorporated into the Employment Agreement to read as follows:

2.4. Annual Bonus. The Executive will be eligible to earn an annual bonus (the “Annual Bonus”) for each fiscal year completed during the Executive’s employment hereunder. The actual amount of any Annual Bonus will be determined by the Board in its discretion, based on financial, operational, individual and/or other targets established by the Board. In order to be eligible to receive any Annual Bonus hereunder, the Executive must be employed through the date such Annual Bonus is paid, except as otherwise provided in Section 5.2.

b.
Section 2.4 in the Employment Agreement is hereby renumbered consecutively as Section 2.5.
2.
Amendments to Article 4 of the Employment Agreement. Sections 4.1 through 4.3 of the Employment Agreement are hereby deleted in their entirety and amended and restated as follows:

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4.1 In General. The Executive’s employment may be terminated by the Company or by the Executive at any time upon sixty (60) days’ prior written notice to the other party; provided, however, that the Board may elect to waive such notice period or any portion thereof, in which case the Company will continue to pay the Base Salary for that portion of the notice period so waived. For clarity, the Company may only terminate the Executive’s employment through a resolution of the Board.

4.2 Termination by the Company for Cause. Notwithstanding the provisions of Section 4.1, the Company may terminate the Executive’s employment immediately for Cause upon written notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s willful and material failure to perform (other than by reason of disability), or substantial misconduct in the performance of, the Executive’s duties and responsibilities for the Company or any of its Affiliates which causes material harm to the Company; (ii) the Executive’s material and demonstrable breach of any provision of Section 3 or any other confidentiality, invention assignment or other restrictive covenant obligation set forth in any written agreement by and between the Executive and the Company or any of its Affiliates;(iii) the Executive’s material and demonstrable breach of any other provision of this Agreement or any other written agreement by and between the Executive and the Company or any of its Affiliates; (iv) the Executive’s willful and material violation of any applicable policy or code of conduct of the Company or any of its Affiliates, which violation causes material reputational or financial harm to the Company; or (v) the Executive’s indictment for, or plea of nolo contendere to, any felony or any crime involving moral turpitude. Notwithstanding anything to the contrary in the foregoing, a circumstance otherwise giving rise to Cause pursuant to the foregoing clause (i), (ii), (iii) or (iv), (X) if capable of cure, will not constitute Cause if cured by the Executive within twenty (20) days following the Company’s notice to the Executive thereof; provided, however, that the Company will not be required to provide any such notice or opportunity to cure with respect to any subsequent substantially similar or related conduct and (Y) for purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless the Board believes in good faith that such action or omission was done, or omitted to be done, by Executive in bad faith or without the reasonable belief that Executive’s action or omission was in the best interest of the Company.

4.3 Resignation by the Executive for Good Reason. Notwithstanding the provisions of Section 4.1, the Executive may terminate the Executive’s employment for Good Reason upon written notice to the Company setting forth in reasonable detail the nature of the circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent: (i) a reduction in Base Salary of more than five percent (5%), other than an across-the-board reduction applicable to similarly situated executives of the Company; (ii) a permanent relocation of the Executive’s principal place of business that increases the Executive’s commute by more than twenty (20) miles in a single direction; (iii) Company effects a reduction in Executive’s title as Chief Executive Officer or position as

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the most senior executive of Company and its direct Parent, Astra Space, Inc.; (iv) Company causes Executive to report to any individual or group, other than the Board, or (v) any material adverse change in Executive’s duties, responsibilities or authority as of the date of this Agreement or the assignment to Executive of duties or responsibilities that are materially inconsistent with Executive’s position as the most senior executive of the Company, which is not substantially remedied by the Company during the applicable cure period; provided, in each case, that (x) the Executive provides the Company with written notice of the circumstance constituting Good Reason within twenty (20) days following the Executive’s first knowledge thereof, (y) the Company fails to cure such circumstance within twenty (20) days following the receipt of such notice and (z) the Executive actually terminates employment within twenty (20) days following the expiration of such cure period.

3.
Amendments to Article 5 of the Employment Agreement. Sections 5.1 through 5.2 of the Employment Agreement are hereby deleted in their entirety and amended and restated as follows:

5.1 Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company will pay the Executive (i) the Base Salary for the final payroll period of the Executive’s employment, through the date the Executive’s employment terminates (the “Termination Date”); (ii) payment of any earned, but unpaid Annual Bonus for the fiscal year preceding the year in which the termination occurs; (iii) compensation at the rate of the Base Salary for any vacation time accrued in accordance with the policies of the Company but not used as of the Termination Date; and (iv) reimbursement, in accordance with Section 2.5 hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the Termination Date, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the Termination Date and that such expenses are reimbursable under Company policies then in effect (all of the foregoing, the “Final Compensation”). Except as otherwise provided in the foregoing clause (iv), the Final Compensation will be paid to the Executive immediately upon termination of employment.

5.2 Severance Payments. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, subject to the provisions of Section 5.3, the Company will pay the Executive, in addition to the Final Compensation, severance payments as provided in this Section 5.2 (collectively, the “Severance Payments”).

(a) Termination Other than in Connection with a Change of Control. Except as otherwise provided in Section 5.2(b), the Severance Payments will include (i) payment in an amount equal to (X) twelve (12) months’ Base Salary, plus (Y) the target amount of any Annual Bonus that would otherwise be earned in the year of termination (offset by any amounts already paid toward the Annual Bonus), in both cases payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company over the twelve (12) months following the Termination Date; (ii) if the Executive timely and properly elects to receive benefits under the Consolidated Omnibus Budget Reconciliation Act or similar state law (“COBRA”) and the premium

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subsidy described herein is permissible under applicable law, COBRA premium subsidy payments at the rate of the Company’s normal contribution for active employees at the Executive’s coverage level as in effect immediately prior to the Executive’s termination, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company until the earlier of (A) twelve (12) months following the Termination Date and (B) the first date on which the Executive is no longer eligible for COBRA coverage, otherwise ceases to participate in the Company’s benefit plans or becomes eligible to receive health insurance coverage from another employer; and (iii) notwithstanding anything to the contrary in the Company’s incentive equity plans or any applicable award agreement, the Executive’s equity awards under such plans that are outstanding and unvested as of the Termination Date will become fully vested effective as of the Release Date (as defined below).

(b) Termination in Connection with a Change of Control. Notwithstanding the provisions of Section 5.2(a), in the event such termination occurs within the three (3) months prior to or twelve (12) months following the date of a Change of Control (and in the case of a termination by the Company without Cause that occurs prior to such Change of Control, solely to the extent such termination results from the request of another party to the Change of Control transaction), the Severance Payments will include (i) payment in an amount equal to (X) twenty-four (24) months’ Base Salary plus (Y) the target amount of any Annual Bonus that would otherwise be earned in the year of termination (offset by any amounts already paid toward the Annual Bonus), in both cases payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company over the twenty-four (24) months following the Termination Date; (ii) if the Executive timely and properly elects to receive benefits under COBRA and the premium subsidy described herein is permissible under applicable law, COBRA premium subsidy payments at the rate of the Company’s normal contribution for active employees at the Executive’s coverage level as in effect immediately prior to the Executive’s termination, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company until the earlier of (A) eighteen (18) months following the Termination Date and (B) the first date on which the Executive is no longer eligible for COBRA coverage, otherwise ceases to participate in the Company’s benefit plans or becomes eligible to receive health insurance coverage from another employer; and (iii) notwithstanding anything to the contrary in the Company’s incentive equity plans or any applicable award agreement, the Executive’s equity awards under such plans that are outstanding and unvested as of the Termination Date will become fully vested effective as of the Release Date.

4.
Amendments to Article 6 of the Employment Agreement.

a. The definitions of “Affiliate,” “Board” and “Change of Control” are deleted in their entirety and amended and restated to read as follows:

“Affiliate” means any Person “controlling,” “controlled by” or “under common control” with the Company, where “control,” in each instance, means the possession, directly or indirectly, of the power to direct or cause the direction of

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the management and policies of a Person, whether through the ownership of voting securities, by contract, management authority or otherwise.

“Board” means the board of directors of the Company’s Parent, Astra Space, Inc., a Delaware corporation, or a committee thereof, and, in the event of a Change of Control, the board of directors of the Ultimate Parent.

“Change of Control” has the meaning ascribed to such term in Astra Space, Inc. 2021 Omnibus Incentive Plan.”

b. New definitions of “Parent,” “Subsidiary” and “Ultimate Parent” are inserted into Article 6 of the Employment Agreement in appropriate alphabetical order to read as follows:

“Parent” means a Person who control another Person, where “controls” has the meaning set forth in the definition of Affiliates herein.

“Subsidiary” means a Person that is controlled by another Person, where “controlled by” has the meaning set forth in the definition of Affiliates herein.

“Ultimate Parent” means, in relation to the Company, a Parent of the Company who is not a Subsidiary of another Person.

5.
Continuation of Employment Agreement. Except otherwise amended in this Amendment, the Employment Agreement is hereby ratified in all respects and shall continue in full force and effect.
6.
Counterparts. This Amendment may be executed in counterparts (and may be delivered by email or other electronic means), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
7.
Governing Law. This Amendment shall be governed by the laws of the state of California without reference to its conflicts of law principles.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the Amendment Effective Date.

ASTRA SPACE OPERATIONS, INC.
f/k/a Astra Space, Inc.

/s/ Kelyn Brannon
By: Kelyn Brannon
Its: Chief Financial Officer

/s/ Chris Kemp
CHRIS KEMP

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